Exhibit 8.2

[Sullivan & Cromwell LLP Letterhead]

February 23, 2023

Diageo plc,

16 Great Marlborough Street,

London W1F 7HS,

England.

Diageo Investment Corporation,

175 Greenwich Street,

3 World Trade Center,

New York, NY 10007,

United States.

Diageo Capital plc,

11 Lochside Place,

Edinburgh EH12 9HA,

Scotland.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) on Form F-3 that you filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Taxation — United States Taxation” in the Prospectus (the “Prospectus”), included in the Registration Statement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Taxation — United States Taxation” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP